Exhibit 10.1

EXECUTIVE RETIREMENT AGREEMENT AND

RELEASE OF CLAIMS

This Executive Retirement Agreement and Release of Claims (the “Agreement”) is entered into as of the 29th day of March, 2007 by and between Ron Eckhardt (the “Executive”) and Midland Credit Management, Inc. (the “Company”).

RECITALS

WHEREAS, Executive desires to retire, and the Company has agreed to facilitate Executive’s retirement pursuant to the terms of this Agreement; and

WHEREAS, Executive and the Company wish to set forth terms to facilitate Executive’s retirement and effect an orderly transition of Executive’s duties and responsibilities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Executive’s employment shall terminate effective as of March 29, 2007 (the “Retirement Date”). Prior to the Retirement Date, Executive will work with the Chief Executive Officer to transition his responsibilities. The Company will pay Executive’s accrued and unpaid salary through the Retirement Date, together with any payments due for accrued but unused paid time off and reasonable expenses submitted through the Retirement Date and incurred in compliance with the Company’s expense guidelines, less applicable taxes and withholdings.

2.	In exchange for and in consideration of Executive’s acceptance of the terms of this Agreement, and after termination of the period during which Executive may rescind this Agreement (provided that Executive does not rescind this Agreement during that period), the Company agrees to pay Executive an amount equal to Executive’s current monthly base salary in effect on the Retirement Date, up to a maximum of 12 months’ base salary, less usual deductions. Payments will be made according to the Company’s regular payroll schedule; provided that, if necessary to avoid tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, the commencement of such payments shall be delayed until the first regular payroll date that occurs more than six months following the Retirement Date, with the first of such payments including all payments that would have been made during the period of such delay without regard thereto, without interest.

3.	Continued Cooperation. Both during and after Executive’s employment at the Company, Executive will cooperate with the Company on all outstanding legal and administrative matters or issues that Executive has been involved with during his employment with the Company. This obligation includes spending adequate time for preparation to testify or give depositions, and cooperating with the Company or its attorneys in gathering information regarding any legal matter. In addition, Executive agrees to make himself reasonably available for the period during which payments are being made pursuant to paragraph 2 above, for consultation as may be required in the Company’s reasonable judgment to effect an orderly transition of Executive’s duties responsibilities.

4.

Release of Claims. Except for claims under the Workers’ Compensation Act and the Unemployment Insurance Code, in consideration for the payments set out in paragraph 2 of this Agreement, Executive releases and forever discharges the Company, its present and former agents, employees, officers, directors, stockholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims, demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties to date, including the employment relationship between the parties and its termination. Executive also releases and waives any and all legal or administrative claims arising under any express or implied contract, law (federal, state or administrative), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended

(“ADEA”), and the Older Workers Benefit Protection Act, as amended (“OWBPA”) (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this Agreement is executed by Executive); provided, however, that nothing herein shall release the Company from any of its obligations under this Agreement or any of Executive’s rights to indemnification under any charter or by-laws (or similar documents) of the Company, its parent or any of its subsidiaries. Executive acknowledges that the benefits set out in paragraph 2 of this Agreement are given in exchange for the release set forth in this paragraph and that Executive is not otherwise entitled to receive such benefits.

5.	Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this waiver and release is knowing and voluntary. Notwithstanding the foregoing, the Executive understands and confirms that this waiver and release shall not affect the Executive’s right to claim otherwise under ADEA. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing as required by the ADEA that:

a.	Executive has the right to and is advised to consult with an attorney prior to executing this Agreement;

b.	Executive has twenty-one (21) days within which to consider this Agreement (although Executive may choose to execute this Agreement earlier);

c.	Executive has seven (7) days following the execution of this Agreement to revoke the Agreement; and

d.	This Agreement shall not be effective until the revocation period has expired (the “Effective Date”).

6.	Release of Unknown Claims. The parties understand and acknowledge that they may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such claims. Executive hereby waives any rights or benefits under California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE [COMPANY].

7.	No Admissions. By entering into this Agreement, neither party is admitting any wrongdoing or any violation of law, right, or contract.

8.	Non-Disparagement. Neither Executive nor the Company will disparage the other party in any way.

9.	Employee Confidentiality and Nonsolicitation Agreement. Executive acknowledges and agrees that pursuant to the most recent Employee Confidentiality and Nonsolicitation Agreement that Executive executed or acknowledged in connection with his employment (the “Confidentiality Agreement”), Executive has continuing obligations following the termination of employment regarding non-solicitation of employees of the Company and confidentiality related to proprietary and non-public information known or learned as a consequence of employment with the Company, including, without limitation, facts relating to the business operations, procedures, materials, finances, customers, clients, suppliers, and marketing or sales strategies, methods, and tactics which are not generally known in the industry. Executive agrees that the terms of the Confidentiality Agreement are incorporated herein as consideration for the payments and other benefits provided in this Agreement, and that the Confidentiality Agreement will continue in full force and effect.

10.	Survival. If an arbitration or court of competent jurisdiction invalidates any part of this Agreement, such provision will be construed to give effect to the parties’ intent to the extent possible, and the remaining portions will remain in force.

11.	Governing Law. This Agreement has been executed and delivered within California, and the parties’ respective rights and obligations shall be construed and enforced in accordance with and governed by California law.

12.	Arbitration. Any dispute or claim arising out of this agreement will be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (“AAA”) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration will be held in San Diego, California and the arbitrator will apply California substantive law in all respects. The arbitrator has all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceedings. Any final judgment may only be appealed on the grounds of improper bias or improper conduct of the arbitrator. The parties will share the arbitration costs equally (except that the Company will pay the arbitrator’s fee and any other cost unique to arbitration) and will pay their own attorney’s fees except as required by law, separate agreement, or award of the arbitrator to the prevailing party in the interests of justice. The Company reserves the right to bring any action protecting its intellectual property rights in state or federal court.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the parties related to the matters it addresses. Executive acknowledges and agrees that the Letter Agreement between Executive and the Company dated June 12, 2005 with respect to certain termination benefits shall be deemed void for all purposes. The parties may alter or amend this Agreement only through a document signed by Executive and the President, Executive Vice President or the General Counsel of the Company. Each of the terms of this Agreement is deemed material, with breach justifying rescission and any other remedy available at law or equity.

EXECUTIVE:

/s/ Ron Eckhardt		Date: March 29, 2007
Ron Eckhardt

COMPANY:
MIDLAND CREDIT MANAGEMENT, INC.

By:	/s/ J. Brandon Black	Date: March 29, 2007
J. Brandon Black, President & CEO

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